Exhibit 6

FIRST AMENDMENT TO AMENDMENT AND SUPPLEMENT

This FIRST AMENDMENT TO AMENDMENT AND SUPPLEMENT (this “First Amendment”) is entered into as of November 30, 2016 by and among Innovus Pharmaceuticals, Inc., Nevada corporation (“Acquiror”), and Novalere Holdings, LLC, a Delaware limited liability company (“Stockholder”). Acquiror and Stockholder each, a “Party,” and together, the “Parties.”

RECITALS

WHEREAS, on November 12, 2016 the Parties entered into an Amendment and Supplement (the “Amendment and Supplement”) to the Registration and Stock Restriction Agreement, dated as of February 4, 2015 by and among Acquiror and Stockholder (the “Agreement”); and

WHEREAS, the Parties wish to amend the Amendment and Supplement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.        Amendment. Section 2 of the Amendment and Supplement is hereby amended by deleting the number “12,947,655” and replacing it with the number “12,808,796.”

2.        General Provisions. The provisions of Section 4 of the Agreement shall apply to this First Amendment mutatis mutandis. Except as expressly amended and supplemented by this First Amendment, the Agreement and the Amendment and Supplement shall remain unchanged and in full force and is hereby ratified in all respects.

* * * * *

IN WITNESS WHEREOF, the parties have executed this First Amendment to Amendment and Supplement as of the date first written above.

INNOVUS PHARMACEUTICALS, INC.

By:	/s/ Bassam Damaj

Name:	Bassam Damaj

Title:	President & CEO

NOVALERE HOLDINGS, LLC

By:	/s/ David Cohen

Name:	David Cohen

Title:	Manager